Exhibit 99.1

IMMEDIATE RELEASE
 April 30, 2008

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended March 31, 2008 was $97,000, or $0.08 per basic share, compared to $111,000 for the same period in 2007.  Earnings per share for the 2007 period is not applicable as the Company’s initial public offering was not completed until July 3, 2007.

Net income amounted to $97,000 for the three months ended March 31, 2008, a decrease of $14,000, or 12.6% compared to net income of $111,000 for the same period in 2007.  The decrease in net income on a quarter over quarter basis was a result of the increases in net interest income of $131,000 and non-interest income of $3,000, and a decline in income tax expense of $8,000, being offset by increases in the provision for loan losses of $47,000 and non-interest expense of $109,000.  The increase in non-interest expense was primarily due to a $25,000 increase in salaries and employee benefits and a $44,000 increase in professional fees for the three months ended March 31, 2008 compared to the same period in 2007.

The $131,000, or 30.0% increase in net interest income for the first quarter of 2008 over the comparable period in 2007 was due to an increase in interest income of $159,000, or 15.6%.  This increase was primarily attributable to an increase in average interest-earning assets of $13.2 million, as the proceeds from the Company’s initial stock offering were invested into loans, short-term investments and investment securities.  This increase in interest income was offset by a $28,000 increase in the interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.10% for the three months ended March 31, 2008 from 2.91% for the three months ended March 31, 2007 as average net interest-earning assets increased to $16.8 million from $4.5 million for the same periods.

Robert T. Strong, President and Chief Executive Officer, stated, “The addition of experienced lenders has enabled the Company to expand its lending capabilities, providing us with the ability to continue to grow our commercial and home equity loan portfolios and increase our net interest income.  Additionally, we are focusing on investment opportunities that will leverage asset growth and provide additional net interest income.”

Total assets increased $2.6 million, or 3.5%, to $76.1 million at March 31, 2008 compared to $73.5 million at December 31, 2007.  The increase in total assets reflected a $1.8 million increase in loans receivable, net of allowance for loan losses, $499,000 increase in investment securities and $224,000 increase in cash and cash equivalents.

Total interest-bearing deposits increased $2.5 million, or 4.6%, to $57.8 million at March 31, 2008 compared to $55.3 million at December 31, 2007.  This increase was attributable to a $2.4 million increase in certificates of deposit and $179,000 increase in statement savings accounts and our new e-savings accounts, offset by a $112,000 decrease in passbook accounts.

Total stockholders’ equity increased $111,000, or 0.6%, to $17.7 million at March 31, 2008, due primarily to net income of $97,000 for the three months ended March 31, 2008.

Non-performing loans amounted to $2.6 million, or 4.10% of net loans receivable at March 31, 2008, consisting of eight loans, two of which are 90 days or more past due and still accruing interest and six of which are on non-accrual status.  The non-performing loans include commercial real estate, one-to-four family owner occupied residential, and multi-family residential loans and all are generally well-collateralized.  Management does not anticipate any significant losses on these loans.  During the quarter ended March 31, 2008, three loans were placed on non-accrual status resulting in the reversal of $23,000 of previously accrued interest income, and one loan for $81,000 was transferred to other real estate owned.  The Company had no troubled debt restructurings as of March 31, 2008.  The allowance for loan losses as a percent of total loans receivable was 1.10% at March 31, 2008 and 1.07% at December 31, 2007.

President Strong added, “We are pleased that our strong capital position has provided the opportunity to initiate payment of the first dividend to our stockholders.  The Board and management remain committed to the establishment of a repurchase program that would be in addition to any shares acquired in connection with the funding of our proposed recognition and retention plan currently requiring shareholder approval at our Annual Meeting to be held on May 14, 2008.  We feel that the initiation of a quarterly cash dividend policy and establishment of a repurchase program reflect the Company’s strong commitment to enhance shareholder value.”

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At March 31, 2008	At December 31, 2007
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$5,211	$4,987
Investment in interest-earning time deposits	1,716	1,835
Investment securities available for sale (cost of $2,507)	2,501	2,001
Investment securities held to maturity (estimated fair value of $2,278)	2,252	2,253
Investment in FHLB stock, at cost	241	237
Loans receivable, net of allowance for loan losses
March 31, 2008: $704; December 31, 2007: $667	63,433	61,656
Bank premises and equipment, net	88	59
Accrued interest receivable and other assets	659	517

Total Assets	$76,101	$73,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$57,778	$55,261
Advances from borrowers for taxes and insurance	512	600
Accrued interest payable and other liabilities	143	127

Total Liabilities	58,433	55,988

Stockholder’s Equity	17,668	17,557

Total Liabilities and Stockholders’ Equity	$76,101	$73,545

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months
	Ended March 31,
	2008	2007
	(unaudited)
Interest Income	$1,180	$1,021
Interest Expense	612	584
Net Interest Income	568	437
Provision for Loan Losses	37	(10)
Net Interest Income after Provision for Loan Losses	531	447
Non-Interest Income – Fees and service charges	11	8
Non-Interest Expense	382	273
Income before Income Taxes	160	182
Income Taxes	63	71

Net Income	$97	$111

Per Common Share Data:	Three Months Ended March 31,
	2008	2007
Earnings per share - basic	$0.08	NA
Average shares outstanding-basic	1,280,322	NA

	Three Months Ended March 31,
Selected Operating Ratios:	2008	2007
Average yield on interest-earning assets	6.45%	6.81%
Average rate on interest-bearing liabilities	4.34%	4.21%
Average interest rate spread	2.11%	2.60%
Net interest margin	3.10%	2.91%
Average interest-earning assets to average interest-bearing liabilities	129.86%	108.13%
Efficiency ratio	65.98%	61.35%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	4.07%	1.61%
Non-performing assets as a percent of total assets	3.54%	1.44%
Allowance for all loan losses as a percent of non-performing loans	26.94%	64.42%
Allowance for loan losses as a percent of total loans receivable	1.10%	1.04%

(1) Asset quality ratios are end of period ratios.